Exhibit 99.1

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

Stephen A. Fowle

Executive Vice President and

Chief Financial Officer

Seacoast Banking Corporation of Florida

(772) 463-8977

Seacoast Banking Corporation of Florida Completes Acquisition of

Floridian Financial Group

Seacoast Announces Preliminary Results of Election in Connection with Acquisition

STUART, Fla., March 14, 2016 /PRNewswire/ -- Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ: SBCF), the holding company for Seacoast National Bank, today announced the completion of its acquisition of Floridian Financial Group, Inc. (“Floridian”), effective March 11, 2016, pursuant to a previously announced definitive agreement and plan of merger between Seacoast and Floridian.

Under the terms of the definitive agreement, each share of Floridian common stock was converted into the right to receive, at the election of the holder thereof, merger consideration of either (i) $12.25 in cash, (ii) 0.8140 shares of Seacoast common stock, or (iii) a combination of $4.29 in cash and 0.5291 shares of Seacoast common stock, subject to proration.

This acquisition is Seacoast’s third in the attractive and fast-growing Orlando MSA. Seacoast acquired Winter Park-based BankFIRST in 2014 and announced its pending acquisition of BMO Harris’ franchise in Orlando on October 15, 2015. The acquisitions of Floridian and the BMO Harris branches strengthen Seacoast’s position as a leading Florida-based community bank.

Immediately following the merger, Floridian Bank, Floridian’s wholly-owned subsidiary, merged with and into Seacoast’s wholly-owned subsidiary, Seacoast National Bank. Floridian had approximately $407 million in assets, $286 million in loans, and $339 million in deposits as of December 31, 2015.

“We are excited to welcome Floridian’s nearly 5,500 customers to Seacoast,” said Dennis S. Hudson, III, Seacoast’s Chairman and CEO. “This acquisition, together with the pending BMO Harris transaction, more than doubles Seacoast’s existing market share in the attractive Orlando MSA.”

Seacoast also announced the preliminary results of elections made by Floridian shareholders as to the form of merger consideration to be received by such shareholders in connection with the merger. Of the 6,220,619 shares of Floridian common stock outstanding as of the March 4, 2016 election deadline, 2,900,062 of the shares of Floridian common stock, or approximately 46%, elected to receive cash; 1,095,286 of the shares of Floridian common stock, or approximately 18%, elected to receive Seacoast common stock; 783,916 of the shares of Floridian common stock, or approximately 12%, elected to receive the mixed election consideration of a combination of cash and Seacoast common stock; and 1,484,755 of the shares of Floridian common stock, or approximately 24%, made no election and will receive the mixed election consideration of a combination of cash and Seacoast common stock.

After the final results of the election process are determined, the actual merger consideration, and the allocation of the merger consideration, will be computed using the formula in the definitive agreement and plan of merger, and will be based on, among other things, the actual number of shares of Floridian common stock outstanding immediately prior to the closing date and the final results of the election process.

A more complete description of the merger consideration and the proration procedures applicable to elections is contained in the Proxy Statement/Prospectus dated January 20, 2016, which was mailed on January 22, 2016 to Floridian shareholders of record as of January 11, 2016.

Transaction Details

FBR & Co. served as exclusive financial advisor and Cadwalader, Wickersham & Taft LLP served as legal counsel to Seacoast. Sandler O’Neill & Partners, L.P. served as financial advisor and Gunster, Yoakley & Stewart, P.A. served as legal counsel to Floridian. Austin Associates LLC provided a fairness opinion to Floridian’s board.

Customer Information

Floridian customers will benefit immediately from the merger, with access to Seacoast’s full suite of digital banking products, along with 24/7 local Florida-based customer service. Additionally, customers will have fee-free access to both Seacoast and Floridian ATMs, as well as to over 1,000 Publix ATMs across the Southeast.

About Seacoast Banking Corporation of Florida

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $3.5 billion in assets and approximately $2.8 billion in deposits as of December 31, 2015. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, 43 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank, and five commercial banking centers. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Space Coast of Florida, into Orlando and Central Florida, and west to Okeechobee and surrounding counties. More information about the Company is available at SeacoastBanking.com.

About Floridian Financial Group, Inc.

Headquartered in Lake Mary, Florida, Floridian Financial Group, Inc. was incorporated in 2005 as the bank holding company for Floridian Bank. Locally owned and operated, Floridian Bank is a state-chartered, federally-insured, commercial banking institution with nine full-service banking offices throughout Orange, Seminole, Lake, Volusia and Flagler Counties. Offering flexible financing, depository solutions and cash management services to businesses, professionals, and consumers, “Our People Make the Difference.” For more information, visit www.floridianbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is intended to be protected by the safe harbor provided by the same. Forward-looking statements can be identified by the use of the words “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. Risks and uncertainties to which these statements are subject include, but are not limited to, the following: the parties' ability to achieve the synergies and value creation contemplated by the merger; the parties' ability to promptly and effectively integrate the businesses of Seacoast and Floridian; changes in laws or regulations; and changes in general economic conditions. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Seacoast's most recent Form 10-K report and to Seacoast's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Floridian. Forward-looking statements are made only as of the date of this communication, and neither Seacoast nor Floridian undertakes any obligation to update any forward-looking statements contained herein to reflect events or conditions after the date hereof.